Exhibit 23.2

INDEPENDENT AUDITORS’ CONSENT

We consent to the incorporation by reference in Registration Statement Nos. 333-81208, 333-71954, 333-70976, 333-60132, 333-43038, 333-40322 and 333-35876 on Form S-3 and Nos. 333-70982, 333-38964 and 333-35874 on Form S-8 of GlycoGenesys, Inc. (formerly SafeScience, Inc.) of our report dated May 29, 2002, except for Note 6, as to which the date is December 18, 2002, (which report expresses an unqualified opinion and includes an explanatory paragraph referring to SafeScience Newco, Ltd.’s ability to continue as a going concern) relating to the financial statements of SafeScience Newco, Ltd., as of and for the period ended December 31, 2001 appearing in this Annual Report on Form 10-K of GlycoGenesys, Inc. (formerly SafeScience, Inc.) for the year ended December 31, 2002.

/s/    DELOITTE & TOUCHE LLP

Boston, Massachusetts

March 28, 2003